Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares Cash Distribution for September 2021

HOUSTON, Texas, September 20, 2021 – BBVA USA, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) of $1,724,289.03 or $0.036995 per Unit, based primarily upon production during the month of July 2021, subject to certain adjustments by the owner of the Trust’s subject interests, Hilcorp San Juan L.P. (Hilcorp”), for prior months. The distribution is payable October 15, 2021, to Unit Holders of record as of September 30, 2021.

Hilcorp reported gross revenue of $7,512,674 and gross production costs of $4,837,606 for the production month of July 2021. The gross production costs consist of lease operating expenses of $2,737,834, severance taxes of $977,215, capital costs of $30,807 and gross excess production costs of $1,091,749 from the prior month. Hilcorp has agreed to waive interest on any overpayments to the Trust in 2021.

For the production month of July 2021, Hilcorp reported to the Trust profits of $2,675,068 gross ($2,006,301 net to the Trust).

Based upon information provided to the Trust by Hilcorp, gas production for the subject interests totaled 2,147,718 Mcf (2,386,353 MMBtu) for July 2021, as compared to 1,568,223 Mcf (1,742,470 MMBtu) for June 2021. Dividing revenues by production volume yielded an average gas price for July 2021 of $3.28 per Mcf ($2.96 per MMBtu), as compared to an average gas price for June 2021 of $3.46 per Mcf ($3.12 per MMBtu).

After payment of the Trust’s administrative expenses for the month, the Trustee will replenish the Trust’s cash reserves by the net amount of $150,148 which will bring the cash reserve balance back to the previously established amount of $1.0 million. As of August 31, 2021, the Trust’s cash reserves were $849,852.

Hilcorp informed the Trust that it completed its accounting system implementation and that it is now reporting to the Trust based on actual revenue and expenses for operated wells beginning with the production month of June 2021. Hilcorp has advised the Trust that by the end of 2021 it will complete the process of actualizing, accounting for and reporting to the Trust the operated revenue and severance tax computations for the four production months (January through April 2021). At this time the amount of these actualizations is unknown.

The Trustee continues to engage with Hilcorp regarding its ongoing accounting and reporting to the Trust. The Trust’s third-party compliance auditors continue to audit all payments made by Hilcorp to the Trust, including adjustments, true-ups, and recoupments. The Trustee continues to consult with outside counsel to review the rights of the Trust with respect to these matters and to evaluate any available potential legal remedies.

Contact:	San Juan Basin Royalty Trust
BBVA USA, Trustee
2200 Post Oak Blvd., Floor 18
Houston, TX 77056
website: www.sjbrt.com e-mail: sjt.us@bbva.com
Joshua R. Peterson, Head of Trust Real Assets & Mineral Resources
and Senior Vice President
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.